  Exhibit 10.17

January 10th, 2020

Ms. Andrea Fike 4740 Aldrich Ave S

Minneapolis, MN 55419

Re:Offer of Employment

Dear Andrea,

Thank you for your interest in joining APi Group. I am very excited about this opportunity. I believe your talents will add greatly to our current senior leadership team.

Our offer of employment is as follows:

GENERAL

Position

General Counsel and Secretary

This is a corporate leadership and executive management position and carries both the authority and the responsibility for the operations assigned to you. We also anticipate you will be designated an "executive officer' for SEC reporting purposes (requiring certain public disclosures about yourself and your compensation).

Reports To

Company CEO - Russ Becker

Position Overview

Provide expert, timely legal services to the executive leadership team and all internal and external stakeholders. This role serves as the primary point of contact for APi Group and its subsidiaries (the "Company") and affiliates on all manner of legal and strategic issues, including SEC reporting and filing, mergers and acquisitions, contract review, negotiation and drafting, risk-mitigation, real estate transactions, leasing, banking transactions, corporate governance and corporate records management, compliance issues, and litigation, while managing and overseeing outside counsel as necessary.

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BUILDING GREAT LEADERS™

Essential Duties and Responsibilities Include:

•	Possess a knowledge of construction industry and construction contracts. Draft documents as needed to protect the Company's interests and ensure risk is mitigated. Assist the Company with achieving consistency of process and documentation in its contracts.

•	Manage government contract compliance and other compliance issues affecting the Company,

providing training as appropriate. Review, draft and provide advice regarding contracts and agreements, including all manner of contracts common to the construction industry and/or a general transactional practice (e.g., purchase orders, change orders, indemnity agreements, confidentiality agreements, master service agreements, purchase agreements, employment agreements, leases, loan agreements, etc.).

•	Possess an understanding of corporate structuring, corporate governance and corporate compliance issues. Assist with building “best practice” compliance approach in all legal matters. Prepare and manage corporate records on behalf of the Company.

•	Advise the Company and its management on a myriad of other issues affecting its businesses.
•	Coordinate legal aspects of SEC compliance reporting and filing.
•	Retain and collaborate with outside counsel.
•	Manage legal budget.

COMPENSATION & BENEFITS

During 2020 it is our intention to standardize our employment related documentation. Once these documents have been finalized, we will provide you with a formal executive employment agreement (the 'Employment Agreement”) and other related documents in a form consistent with other executives at your level in the Company. The Employment Agreement will include the economic terms outlined in this letter,

along with customary restrictive covenants, including non-competition and non-disclosure requirements.

Compensation

$350,000.00 Base Salary

Compensation Track

We have a “Pay for Performance" mentality at the Company, so our compensation philosophy relies heavily on our management incentive plans. Base salary increases in the future at this level are intended to be moderate with the idea that the incentive side of the equation is the most influential in increasing total compensation. Base salary increases in the future depend on performance, attitude, work ethic and management's judgment of contribution to the goals of the Company.

Incentive Bonus Plan

You will be eligible to receive an annual target bonus of 40% of your base salary based on the satisfaction of certain preestablished performance goals set by the Company's Compensation Committee. For the 2020 fiscal year, the payment of your annual bonus will be based on the same goals as the other senior leadership team, i.e. achievement of the Company's 2020 Adjusted EBITDA budget.

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Restricted Stock Units (RSUs)

Upon starting work at the Company, you will receive an initial equity award in the form of restricted stock units ('RSUs”) with an initial value of $250,000 (which equates to 24,390 RSUs based on the recent transaction price of $10.25 per share). The RSUs will be awarded under the Company's 2019 Equity

Incentive Plan and will vest equally over a 3-year period. The material terms of the RSUs will be set forth in a Restricted Stock Unit Agreement to be entered into between you and the Company after the standardized paperwork has been developed.

Severance

As will be further outlined in your Employment Agreement, in the event that the Company terminates your employment without “Cause” (to be defined in your Employment Agreement), provided you execute, and do not revoke, a general release in favor of the Company within thirty (30) days of the date of your termination,

in addition to your accrued but unpaid base salary, bonuses and/or other benefits, the Company shall continue to pay you the base salary you were receiving immediately prior to such termination for a period of twelve (12) months thereafter, payable in installments through payroll subject to applicable withholding and other taxes (the "Severance Payments").

Fringe Benefits

Per the APi Group Plan documents that you have previously received.

OTHER

Proposed Start Date

January 20, 2020

Support – APi Group and Corporate

We feel we have an excellent support group at the corporate level to assist you in carrying out your duties and responsibilities. All of us at APi Group are incentivized to make this work for you and the Company and we will do everything possible to help facilitate your success.

This position should challenge your skills and allow you to deploy your management and leadership experience across our organization. You have the abilities to bring to bear on this position and we think you are an excellent fit for the Company. There is certainly an opportunity to make a great impact on the Company in future years. We are also confident that there is already a level of acceptance to help set the stage for success in this position.

Thank you again for the opportunity to discuss this position and present you with the offer. Please let me know If there are points in this offer that need further discussion or clarification.

If you desire to accept this offer of employment upon the terms and conditions set forth herein, please execute the acknowledgement below and return a copy of this letter to me by no later than January 13,

2020.

We look forward to you joining our team and are awaiting your reply.

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Sincerely,

APi Group Corporation

Russ Becker

CEO and President

Accepted:

Andrea FikeDate

RB/gg

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